                                                                   Exhibit 2.3.9


                  NINTH AMENDMENT TO SECURITIZATION AGREEMENTS


            THIS NINTH AMENDMENT TO SECURITIZATION AGREEMENTS (this "Amendment"), made and entered into as of November 9, 2001 (the "Effective Date"), by and between CONE RECEIVABLES II LLC, a North Carolina limited liability company ("CRLLC"), CONE MILLS CORPORATION, a North Carolina corporation ("Cone Mills"); CONE FOREIGN TRADING LLC, a North Carolina limited liability company ("CFT"; each of CRLLC, Cone Mills and CFT being herein referred to as a "Company" and collectively as the "Companies"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("GECC"), acting in its capacities as the Purchaser and as the Operating Agent (as such terms are defined in the Purchase Agreement referenced below).


                               W I T N E S E T H:

      WHEREAS, Cone Mills and CRLLC entered into that certain Receivables Transfer Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Transfer Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex X to
                                                                     -------
the Transfer Agreement as amended through this Amendment), whereby Cone Mills agreed (and each Subsidiary of Cone Mills which thereafter becomes an Originator will agree) to sell, contribute or otherwise transfer to CRLLC, and CRLLC agreed to purchase or otherwise acquire from such Originators, all of the right, title and interest of such Originators in the Receivables; and

      WHEREAS, CRLLC, as Seller, Redwood Receivables Corporation ("Redwood"), as Purchaser, Cone Mills, as Servicer, and GECC, as Operating Agent and as Collateral Agent, entered into that certain Receivables Purchasing and Servicing Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Purchase Agreement"; the Transfer Agreement and the Purchase Agreement are herein collectively referred to as the "Securitization Agreements"), whereby Purchaser agreed, among other things, to purchase from CRLLC from time to time the Receivables sold or contributed to CRLLC pursuant to the Transfer Agreement; and

      WHEREAS, Redwood and GECC entered into that certain Assignment Agreement, dated as of April 23, 2001 (the "Redwood Assignment"), under which Redwood assigned and delegated to GECC, pursuant to Section 2.05 of the Liquidity Loan
                                            ------------
Agreement, all of Redwood's rights, titles and interests in and to, and all of Redwood's obligations under, the Purchase Agreement and the other Related Documents; and

      WHEREAS, the Securitization Agreements were amended pursuant to that certain First Amendment and Waiver to Securitization Agreements, dated as of November 16, 1999, among the parties hereto, that certain Second Amendment to Securitization Agreements, dated as of January 28, 2000, among the parties thereto, that certain Third Amendment to Securitization Agreements, dated as of March 31, 2000, among the parties thereto, that certain Fourth Amendment to Securitization Agreements and Additional Originator Joinder Agreement, dated as of April 24, 2000, among such parties, that certain Fifth Amendment to Securitization

Agreements, dated as of June 30, 2000, among such parties, that certain Sixth Amendment to Securitization Agreements, dated as of December 11, 2000, among such parties, that certain Seventh Amendment to Securitization Agreements, dated as of April 23, 2001, among such parties, and that certain Eighth Amendment to Securitization Agreements, dated as of July 10, 2001; among such parties, and

      WHEREAS, the Companies have requested that the Securitization Agreements be further amended in certain respects as set forth in this Amendment, and the parties hereto are willing to agree to such amendments subject to the terms and conditions of this Amendment.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.  Amendments of Securitization Agreements. Subject to the terms and
          ---------------------------------------
conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 6 below, the Securitization
                                      ---------
Agreements shall be amended as follows:

      (a) The definition of the term "Applicable Margin" set forth in Annex 3 to
                                                                      -------
the Purchase Agreement shall be deleted in its entirety and the following revised definition of such term shall be substituted in lieu thereof:

          "Applicable Margin" shall mean 3.50%.

      (b) Annex G to the Purchase Agreement shall be deleted in its entirety and
          -------
the revised Annex G attached to this Amendment shall be substituted in lieu
            -------
thereof.

      (c) Annex X to the Securitization Agreements shall be further amended by
          -------
adding the following new definitions thereto in the appropriate alphabetical order:

          "Amortization Date" shall mean each of the dates on which a scheduled payment or mandatory prepayment of principal is due on Cone Mills' Debts under the Credit Facility and the Prudential Note Documents (which dates, as of the Ninth Amendment Effective Date, are May 15, 2002, June 30, 2002, August 15, 2002 and September 30, 2002).

          "Amortization Testing Period" shall mean, with respect to any Amortization Date, the period of 45 consecutive days that ends on such Amortization Date."

          "Credit Facility Availability" shall mean, as at any time of determination thereof, the amount (if any) by which (a) the aggregate amount of additional loans and letters of credit that are then available to Cone Mills and its Subsidiaries under the Credit Facility (such amount being equal to the lesser of (x) the borrowing base available at such time under the Credit Facility or (y) the aggregate commitments of the Credit Facility Lenders at such time to make loans or issue letters of credit under the Credit Facility to or for the account of Cone Mills and its Subsidiaries) exceed (b) the sum of
      (i) the aggregate outstanding principal balance at such time of all such loans plus (ii) the aggregate outstanding reimbursement obligations at such time of Cone Mills and its Subsidiaries with respect to all such letters of credit, plus (iii) the aggregate undrawn amount at such time of all such letters of credit outstanding at such time; provided that the Credit Facility Availability shall be zero dollars at any time when the Credit Facility Lenders are not obligated to make any such loans or issue any such letters of credit.

          "Excess Liquidity" shall mean, as at any time of determination thereof, the sum (without duplication) of (a) the aggregate unrestricted cash of Cone Mills and its Subsidiaries at such time (excluding any such cash that serves as cash collateral for the Credit Facility), minus (b) all checks drawn by Cone Mills or any of its Subsidiaries that are paid on such date, plus (c) the Receivables Availability at such time, plus (d) the Credit Facility Availability at such time.

          "Ninth Amendment Effective Date" shall mean November 9, 2001.

          "Receivables Availability" shall mean, as at any time of determination thereof, the amount (if any) by which the Availability at such time (as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by Purchaser or the Operating Agent based on the Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement in the absence of manifest error) exceeds the Capital Investment at such time.

      (d) Annex X to the Securitization Agreements shall be further amended by
          -------
deleting therefrom the definitions of the terms "Fee Letter", "Purchase Discount Rate Cap" and "Special Limit" and by substituting the following new respective definitions of such terms in lieu thereof:

          "Fee Letter" shall mean that certain letter agreement dated November 9, 2001 among the Seller, Cone Mills and GECC (as Purchaser and as Operating Agent).

          "Purchase Discount Rate Cap" shall mean a rate equal to eighty-two and one-half percent (82.5%) with respect to that portion of the Investment Base which consists of Eligible Receivables other than Bill and Hold Receivables and fifty percent (50%) with respect to that portion of the Investment Base which consists of Eligible Receivables which are Bill and Hold Receivables; provided, that (i) the Purchase Discount Rate Cap
                            --------
      with respect to that portion of the Investment Base which consists of Eligible Receivables other than Bill and Hold Receivables shall be reduced to eighty percent (80%) if the Excess Liquidity is less than $5,000,000 on any date during any Amortization Testing Period and (ii) the Purchase Discount Rate Cap with respect to any portion of the Investment Base may be changed at any time at the sole discretion of the Operating Agent, exercised in good faith, and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto.

          "Special Limit" means (x) for each of PL Subsidiary, Inc. and its Affiliates, Azteca Production International, Inc. and its Affiliates, Kentucky Apparel, LLP and its Affiliates, and Koo's Manufacturing, Inc. and its Affiliates, 4% and (y) collectively for Levi Strauss, Levi Strauss Canada, and Levi Strauss Europe (collectively, the "Levi Strauss Obligors") and as of any date of determination thereof, (i) 15% if the Levi Strauss Fixed Charge Coverage Ratio at such time is greater than 1.40:1.00, (ii) 10% if the Levi Strauss Fixed Charge Coverage Ratio at such time is greater than 1.25:1.00 but less than or equal to 1.40:1.00, or (iii) 5% if the Levi Strauss Fixed Charge Coverage Ratio at such time is less than or equal to 1.25:1.00. Notwithstanding any of the foregoing,
      (i) if and for so long as more than 50% in aggregate Outstanding Balance at any one time of the aggregate Receivables owed by the Levi Strauss Obligors are greater than 60 days past their respective Maturity Dates or 90 days past their respective original invoice dates, the Special Limit shall not exceed 10%, and (ii) the Special Limit for the Levi Strauss Obligors thereafter shall not exceed 10% from and after the 30th day prior to the expiration date of the Credit Facility as then in effect unless and until (a) the Credit Facility as then in effect has been extended for a period acceptable to the Purchaser, the Operating Agent and the Collateral Agent or refinanced on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent or (b) Cone Mills shall have obtained a legally binding written commitment for such refinancing or extension on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent, and in either such case with the Credit Facility Lenders or with another lender or lenders acceptable to the Purchaser, the Operating Agent and the Collateral Agent. The Special Limit may be changed at any time at the sole discretion of the Operating Agent and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto.

      (e) Annex X to the Securitization Agreements shall be further amended by
          -------
adding the following sentence at the end of the definition therein of the term "Concentration Discount Amount":

      Notwithstanding anything herein to the contrary, the Concentration Discount Amount for Springs Industries, Inc. and its Affiliates, as of any date of determination thereof, shall be the lesser of (x) the percentage that otherwise would have been applicable to such Obligors at such time according to the table set forth above and (y) 6%.

      (f) Annex X to the Securitization Agreements shall be further amended by
          -------
deleting clause (v) of the definition therein of the term "Eligible Receivable"
         ----------
and by substituting the following new clause (v) in lieu thereof:
                                      ----------

          (v) that complies with such other criteria and requirements as the Operating Agent may from time to time specify in writing to the Seller or the Originator thereof.

      2.  No Other Amendments. Except for the amendments expressly set forth and
          -------------------
referred to in Section 1 above, the Securitization Agreements shall remain
               ---------
unchanged and in full force and effect.

      3.  Representations and Warranties. Each Company hereby represents and
          ------------------------------
warrants to GECC (in its capacity as Purchaser and the Operating Agent) that (i) this Amendment has been duly authorized, executed and delivered by each Company,
(ii) after giving effect to this Amendment, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is continuing as of the date of this Amendment, and (iii) all of the representations and warranties made by each Company in the Securitization Agreements are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by any Company of any of its representations and warranties contained in this Section 3 shall be a Termination Event and an Event of Servicer Termination for all purposes of the Securitization Agreements.

      4.  Ratification. Each Company hereby ratifies and reaffirms each and
          ------------
every term, covenant and condition set forth in the Securitization Agreements and all other documents delivered by such Company in connection therewith (including without limitation the other Related Documents to which each Company is a party), effective as of the date hereof.

      5.  Waiver by the Companies. Each of the Companies hereby waives any
          -----------------------
claim, defense, demand, action or suit of any kind or nature whatsoever against the Purchaser, the Operating Agent or the Collateral Agent arising on or prior to the date of this Amendment in connection with any of the Securitization Agreements or the transactions contemplated thereunder.

      6.  Conditions to Effectiveness. This Amendment shall become effective, as
          ---------------------------
of the Ninth Amendment Effective Date, subject to the satisfaction of the following conditions on or prior to such date:

          (a) the receipt by the Operating Agent of this Amendment, duly executed, completed and delivered by each of the Companies, the Purchaser and the Operating Agent;

          (b) the receipt by the Operating Agent of all fees and expenses payable to the Purchaser or the Operating Agent, respectively, in connection with this Amendment including without limitation the reasonable legal fees and other reasonable out of pocket expenses of the Purchaser or the Operating Agent incurred in connection with this Amendment;

          (c) the receipt by the Operating Agent of the amendment fee due in connection with this Amendment under the Fee Letter; and

          (d) the receipt by the Operating Agent of written evidence that Cone Mills, the Credit Facility Lenders and the Credit Facility Lender Agent have entered into the Amendment No. 8 to Credit Agreement and that Cone Mills and The Prudential Insurance Company of America have entered into an amendment of the Prudential Note Documents, both such amendments to be substantially in the forms thereof previously supplied by Cone Mills to GECC, and that all conditions precedent to the effectiveness of such amendments have been fulfilled.

      7. Reimbursement of Expenses. Each Company hereby agrees that it shall
         -------------------------
reimburse the Purchaser and the Operating Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

      8.  Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
          -------------
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

      9.  Severability of Provisions. Any provision of this Amendment which is
          --------------------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

      10. Counterparts. This Amendment may be executed in any number of several
          ------------
counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

      11. Entire Agreement. The Securitization Agreements as amended and
          ----------------
supplemented by this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

      12. Cone Mills' and GECC's Capacities. Cone Mills is executing and
          ---------------------------------
delivering this Amendment both in its capacity as an Originator under the Transfer Agreement and as the Servicer under the Purchase Agreement and all references herein to "Cone Mills" shall be deemed to include it in both such capacities unless otherwise expressly indicated. GECC is executing and delivering this Amendment both in its capacity as the Purchaser and as the Operating Agent, and all references herein to "GECC" shall be deemed to include it in all such capacities unless otherwise expressly indicated.

           IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.



                                        CONE RECEIVABLES II LLC


                                        By      /s/Cheryl G. Hollis
                                        Name:   Cheryl G. Hollis
                                        Title:  Secretary


                                        CONE MILLS CORPORATION, as an Originator and as Servicer


                                        By      /s/W. Scott Wenhold
                                        Name:   W. Scott Wenhold
                                        Title:  Treasurer


                                        CONE FOREIGN TRADING LLC


                                        By:     /s/Neil W. Koonce
                                        Name:   Neil W. Koonce
                                        Title:  Vice President


                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as Purchaser and as Operating Agent


                                        By      /s/Craig Winslow
                                        Name:   Craig Winslow
                                                Duly Authorized Signatory

                                   EXHIBIT A
                                   ---------


                                                   Annex G to Purchase Agreement
                                                   -----------------------------


                               Financial Covenants
                               -------------------

      (a) Minimum Fixed Charge Coverage Ratio. Cone Mills and its Subsidiaries
          -----------------------------------
shall have on a consolidated basis, as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio for the Rolling Period then ended of not less than the applicable ratio set forth below:

          Fiscal Quarter                           Minimum Fixed Charge
          Ending:                                  Coverage Ratio:
          --------------                           --------------------

          September 30, 2001                       0.58 to 1.0
          December 30, 2001                        0.52 to 1.0
          March 31, 2002                           0.46 to 1.0
          June 30, 2002                            0.51 to 1.0
          September 29, 2002                       0.49 to 1.0
          December 29, 2002                        0.74 to 1.0
          Each fiscal quarter thereafter           0.80 to 1.0

      (b) Minimum Tangible Net Worth. Cone Mills and its Subsidiaries on a
          --------------------------
consolidated basis shall have a Tangible Net Worth (x) as of the Third Amendment Effective Date and as of the end of each fiscal quarter ending April 1, 2001, July 1, 2001 or September 30, 2001, of not less than $90,000,000 and (y) as of the end of the fiscal year ending December 30, 2001 and as of the end of each fiscal quarter ending March 31, 2002, June 30, 2002 and September 29, 2002, of not less than $75,000,000. Thereafter, Cone Mills and its Subsidiaries on a consolidated basis shall have, as of the end of each fiscal year ending on or after December 29, 2002 (each such fiscal year herein called the "Subject Fiscal Year") and as of the end of the first three fiscal quarters of the immediately succeeding fiscal year, a Tangible Net Worth of not less than the sum of (i) the minimum Tangible Net Worth required hereunder for the fiscal year which immediately preceded the Subject Fiscal Year plus (ii) an amount equal to
                                             ----
twenty-five percent (25%) of the positive net income of Cone Mills and its Subsidiaries on a consolidated basis for the Subject Fiscal Year plus (iii) an
                                                                 ----
amount equal to one hundred percent (100%) of the amount of any equity raised by or capital contributed to Cone Mills during the Subject Fiscal Year.

      (c) Receivable Performance Covenants. The Seller shall not violate or fail
          --------------------------------
to comply with any of the following covenants as of any Settlement Date:

      (i) Default Ratio shall be less than 5.5%;

                         Annex G to Purchase Agreement
                         -----------------------------

            (ii)  Delinquency Ratio shall be less than 2.2%;

            (iii) Gross Dilution Ratio shall be less than 4.0%;

            (iv)  Receivables Collection Turnover shall be less than 65 days;
                  and

            (v)   Seller's Net Worth Percentage shall not be less than 5.0%.

            (d)   Minimum EDBITDA. Cone Mills and its Subsidiaries shall have on
                  ---------------
a consolidated basis, as of the end of each fiscal quarter set forth below, EBITDA for the period then ended of not less than the amount set forth opposite such period:

                  Fiscal Quarter                           Minimum EBITDA
                  Ending:                                  --------------
                  --------------

                  September 30, 2001                       $28,500,000
                  December 30, 2001                        $23,500,000
                  March 31 2002                            $22,000,000
                  June 30, 2002                            $26,000,000
                  September 29, 2002                       $29,500,000
                  December 29, 2002
                  or thereafter                            $37,000,000

            (e) Capitalized terms used in this Annex G and not otherwise defined
                                               -------
below shall have the respective meanings ascribed to them in Annex X.
                                                             -------

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, but excluding expenditures under Capital Leases and any expenditures financed by the incurrence of Debt other than under the Purchase Agreement or the Credit Facility. If the expenditures cannot be specifically identified and linked to the incurrence of Debt (other than the incurrence of Debt other than under the Purchase Agreement or Credit Facility), then such exclusion from this definition of Capital Expenditures shall be determined by and based on the judgment of the Operating Agent. For purposes of this Annex G, Capital Expenditures shall
                                      -------
include investments in and advances by Cone Mills and its Subsidiaries to unconsolidated affiliates as determined on a consolidated basis.

            "EBITDA" shall mean, with respect to Cone Mills and its Subsidiaries for any fiscal period, an amount equal to (a) consolidated Net Income for such period, minus (b) the sum, without duplication, of (i) income tax credits, (ii)
        -----
interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition

                         Annex G to Purchase Agreement
                         -----------------------------
of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated Net Income, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP, plus (c) the sum, without duplication, of (i)
                                ----
any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) Restructuring Charges, and (vii) the amount of any deduction to consolidated Net Income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated Net Income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

            "Fixed Charges" shall mean, with respect to any Person for any fiscal period, the aggregate of (a) all Interest Expense paid or accrued during such period, plus (b) all cash income taxes paid during such period plus (c)
             ----                                                   ----
scheduled payments of principal with respect to Debt (other than Debt of a type described in parts (f) or (g) of the definition of such term in Annex X) made or
                                                                -------
due during such period, plus (d) scheduled reductions in availability under the
                        ----
Credit Facility, plus (e) cash dividends or other cash distributions on such
                 ----
Person's Stock (common or preferred) made or paid during such period.

            "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (i) EBITDA less Capital Expenditures to (ii) Fixed Charges.

                         Annex G to Purchase Agreement
                         -----------------------------

            "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined on a consolidated basis in accordance with GAAP for the relevant period ended on such date, including (a) amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), (b) the interest component of any Capital Lease Obligation, (c) with respect to Cone Mills and Seller only, Redwood Yield and fees (other than servicing fees), (d) with respect to Cone Mills only, amounts paid or payable by Cone Mills under the Morgan Swap Agreement, and (e) with respect to Cone Mills only, net cash paid with respect to interest, discount, yield, and fees owed by Cone Mills or any of its Subsidiaries under the Existing Receivables Purchase Facility.

            "Net Income" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis and for any period, the after taxes net income or loss of Cone Mills and its Subsidiaries as it would appear on a consolidated statement of income of Cone Mills and its Subsidiaries for such period prepared in accordance with GAAP (such net income or loss shall (a) be net of extraordinary items and (b) include, to the extent the inclusion thereof is in accordance with GAAP, the equity of Cone Mills or any Subsidiary in the net income or loss of any other Person).

            "Net Worth" shall mean, with respect to any Person as of any date of determination, (a) the book value of the assets of such Person, minus (b)
                                                                -----
reserves applicable thereto, minus (c) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

            "Net Worth Percentage" shall mean, as of any date of determination thereof, a fraction (expressed as a percentage) (a) the numerator of which equals the excess of the Seller's assets over its liabilities, in each case as determined in accordance with GAAP consistently applied, and (b) the denominator of which equals the aggregate Outstanding Balance of the Transferred Receivables...

            "Restructuring Charges" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis, (i) for any Rolling Period shown below, any of the expenses related to Cone Mills' restructuring plans announced in the fourth quarter of 1998 and first quarter of 1999 relating to closing its Salisbury Plant, overhead downsizing and reorganization, the merger of the denim and sportswear fabric businesses into one unit and the corresponding reduction of the manufacturing staff, the closing of the Florence and Cliffside yarn manufacturing facilities, the restructuring, downsizing and reorganization of the Carlisle Plant, and inventory and related charges associated with these product realignments and plant closings, but at no time will the aggregate of the Restructuring Charges under this part (i) for any Rolling Period shown below exceed the amount listed below for such period:

            Rolling Period ending                        Amount
            ---------------------                        ------

                         Annex G. to Purchase Agreement
                         ------------------------------

            July 4, 1999                                 $33,800,000
            October 3, 1999                              $36,800,000
            January 2, 2000                              $19,500,000
            April 2, 2000                                $5,000,000
            July 2, 2000                                 $5,000,000
            October 1, 2000                              $2,000,000
            Each fiscal quarter thereafter               $0

; (ii) solely with respect to each of the Rolling Periods ending on December 30, 2000, April 1, 2001, July 1, 2001, and September 30, 2001, any of the expenses related to Cone Mill's restructuring plans announced in the fourth quarter of 2000 relating to restructuring, downsizing, and reorganization of Cone Mill's Raytex Plant, but the amount of Restructuring Charges under this part (ii) shall be calculated on a pretax basis and shall not exceed in the aggregate the lesser of the actual pre-tax Restructuring Charges recorded or $45,000,000 (of which not more than $2,500,000 of such Restructuring Charges shall be cash charges at the time of the recording of the charge or in any subsequent Rolling Period thereafter); (iii) solely with respect to each of the Rolling Periods ending on July 1, 2001, September 30, 2001, December 30, 2001 and March 31, 2002, any of the expenses related to Cone Mills' reinvention plan announced in June 2001, but the amount of Restructuring Charges under this part (iii) shall be calculated on a pretax basis and shall not exceed in the aggregate the lesser of the actual pre-tax Restructuring Charges recorded or $35,000,000 (of which not more than $4,000,000 of such Restructuring Charges shall be cash charges at the time of the recording of the charge or in any subsequent Rolling Period thereafter), and
(iv) solely with respect to each of the Rolling Periods ending on September 30, 2001, December 30, 2001, March 31, 2002 and June 30, 2002, any of the expenses relating to the sale of Cone Mills' New York converting operations, but the amount of the Restructuring Charges under this part (iv) shall be calculated on a pre-tax basis and shall not exceed in the aggregate the lesser of the actual pre-tax Restructuring Charges recorded or $6,700,000 (of which not more than $2,000,000 of such Restructuring Charges shall be cash charges at the time of recording the charge or in any subsequent Rolling Period thereafter), and (v) solely with respect to each of the Rolling Periods ending December 30, 2001, March 31, 2002, June 30, 2002 and September 29, 2002, any of the expenses relating to the discontinuation of Cone Mills' khaki fabric business, but the amount of the Restructuring Charges under this part (v) shall be calculated on a pre-tax basis and shall not exceed in the aggregate the lesser of the actual pre-tax Restructuring Charges recorded or $750,000.

            "Rolling Period" shall mean, as of the end of any fiscal quarter of any person, the immediately preceding 4 fiscal quarters, including the fiscal quarter then ending.

            "Tangible Net Worth" shall mean, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the
                                                 ---------  -------
determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights,

                          Annex G to Purchase Agreement
                          -----------------------------
patents, patent applications, licenses and rights in any thereof, and other intangible items (excluding any intangible assets generated pursuant to FASB 132 relating to pension liabilities), (b) all unamortized debt discount and expense,
(c) treasury Stock, (d) any write-up in the book value of any asset resulting from a revaluation thereof, and (e) minimum pension liabilities as determined in accordance with FASB 87.

            (f) Rules of Construction Concerning Financial Covenants. Unless
                ----------------------------------------------------
otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                         Annex G to Purchase Agreement
                         -----------------------------